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                                                                   EXHIBIT 3.01


                              AMENDED AND RESTATED

                        CERTIFICATE OF INCORPORATION OF

                                 AEROMAX, INC.


         AeroMax, Inc., a corporation duly organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. The name of this corporation is AeroMax, Inc., and the date of filing of its original certificate of incorporation (the "Certificate of Incorporation") with the Secretary of State is February 28, 1997.

         2. The Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this Corporation, declaring said amendment and restatement to be advisable and in the best interest of this Corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefore, which resolutions setting forth the proposed amendment and restatement as follows:

                                   ARTICLE I

         The name of the Corporation is AeroMax, Inc.

                                   ARTICLE II

         The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle, Delaware 19805. The name of its registered agent at such address is Corporation Service Company.

                                  ARTICLE III

         The nature of the business of the Corporation and the purposes for which it is organized are to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                                   ARTICLE IV

         This Corporation is authorized to issue two classes of stock to be designated, respectively, "Preferred Stock" and "Common Stock." The total number of shares of stock which the Corporation shall have authority to issue is 5,000,000, consisting of 2,000,000 shares of Preferred Stock, each with a par value of $0.001 per share, and 3,000,000 shares of Common Stock, each with a par value of $0.001 per share.

         The Preferred Stock may be issued from time to time in one or more series, without further stockholder approval. The Board of Directors of the Corporation (the "Board") is hereby authorized to provide for the issuance of shares of Preferred Stock in one or more series and, by

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filing a certificate pursuant to the applicable law of the State of Delaware
(hereinafter referred to as "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

         (a) The designation of the series, which may be by distinguishing number, letter or title.

         (b) The number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

         (c) The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative.

         (d)      Dates at which dividends, if any, shall be payable.

         (e) The redemption rights and price or prices, if any, for shares of the series.

         (f) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

         (g) The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

         (h) Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.

         (i) Restrictions on the issuance of shares of the same series or of any other class or series.

         (j) The voting rights, if any, of the holders of shares of the series.

         The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Except as may otherwise be provided by applicable law, in this Amended and Restated Certificate of Incorporation or in a Preferred Stock Designation, the holders of shares of Preferred Stock and Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders.


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         The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as otherwise expressly provided by applicable law.


                                   ARTICLE V

         The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. The number of directors of the Corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors or by 66 2/3 percent of the voting power of the then outstanding capital stock of the Corporation entitled to vote ("Voting Stock"). Any director, or the entire Board, may be removed from office at any time, but only for cause and only by the affirmative vote of at least 66 2/3 percent of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Unless and except to the extent that the bylaws of the Corporation shall so require, the elections of directors of the Corporation need not be by written ballot.

         Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66 2/3 percent of the Voting Stock, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision inconsistent with Article V.


                                   ARTICLE VI

         In furtherance of, and not in limitation of, the powers conferred by law, the Board is expressly authorized and empowered:

         (a) to adopt, alter, amend or repeal the bylaws of the Corporation; provided, however, that the bylaws adopted by the Board under the powers hereby conferred may be amended or repealed by the Board or by the stockholders having voting power with respect thereto, provided, further that, notwithstanding any other provision of this Certificate of Incorporation or any provisions of law which might otherwise permit a lesser vote or not vote, but in addition to any affirmative vote of the holders of any particular class or series of the stock required by law or this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required in order for the stockholders to adopt, alter, amend or repeal any bylaw; and

         (b) from time to time to determine whether and to what extent, and what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to inspection of stockholders; and, except as so determined or as expressly provided in this Amended and Restated Certificate of Incorporation or in any Preferred



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Stock Designation, no stockholder shall have any right to inspect any account, book or document of the Corporation other than such rights as may be conferred by applicable law.

         The Corporation may in its bylaws confer powers upon the Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66 2/3 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision inconsistent with paragraph (a) of this Article VI.

                                  ARTICLE VII

         Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing in lieu of a meeting of such stockholders. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of at least 66 2/3 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision inconsistent with this Article VII.

                                  ARTICLE VIII

         No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except as to liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for violations of Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law hereafter is amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent provided or permitted by the Delaware General Corporation Law, as amended. Any repeal or modification of this Article VIII shall not adversely affect any right or protection of a director under this
Article VIII, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this Article VIII, prior to such repeal or modification.

                                   ARTICLE IX

         The Corporation shall, to the fullest extent permitted by Delaware law, as in effect from time to time, indemnify any persons against all liability and expense (including attorneys' fees) incurred by reason of the fact that he is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, he is or was serving at the request of the Corporation as a director, officer, partner or trustee of, or in any similar managerial or fiduciary position of, or as an employee or agent of, another corporation, partnership, joint venture, trust,




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association or other entity. Expenses (including attorneys' fees) incurred in defending an action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding to the full extent and under the circumstances permitted by Delaware law. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Corporation against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the Corporation would have the power to indemnify against such liability under the provisions of this
Article IX. The indemnification provided by this Article IX shall not be deemed exclusive of any other rights to which those indemnified may be entitled under this Amended and Restated Certificate of Incorporation, any bylaw, agreement, vote of stockholders or disinterested directors, statute or otherwise and shall inure to the benefit of their heirs, executors, and administrators. The provisions of this Article IX shall not be deemed to preclude the Corporation from indemnifying other persons from similar or other expense and liabilities as the Board of Directors or the stockholder may determine in a specific instance or by resolution of general applications.

                                   ARTICLE X

         The Corporation shall have authority, to the fullest extent now or hereafter permitted by the Delaware General Corporation Law, or by any other applicable law, to enter into any contract or transaction with one or more of its directors or officers, or with any corporation, partnership, joint venture, trust, association, or other entity in which one or more of its directors or officers are directors or officers, or have a financial interest, notwithstanding such relationships and notwithstanding the fact that the director of officer is present at or participates in the meeting of the Board or committee thereof which authorizes the contact or transaction.

                                   ARTICLE XI

         Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this Corporation.

                                  ARTICLE XII

         This Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                     ------

         3. The foregoing amendment was approved by the holders of the requisite number of shares of said Corporation in accordance with Section 228 of the Delaware General Corporation Law.

         4. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.



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                  IN WITNESS WHEREOF, AeroMax, Inc., has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officers as of this ____ day of March, 1997.


                                           AEROMAX, INC.



                                           By:
                                              -----------------------------
                                              Neal D. Crispin, President



Attest:


By:
   ----------------------------
   Toni Perazzo, Secretary





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